Exhibit 10.1

FIRST AMENDMENT TO STOCKHOLDERS’ AGREEMENT

This First Amendment to Stockholders’ Agreement (this “First Amendment”) is entered into and effective as of January 27, 2011, by and among AsiaInfo-Linkage, Inc., a Delaware corporation (formerly AsiaInfo Holdings, Inc.) (the “Company”), Mr. Edward Tian (“Mr. Tian”), Mr. Libin Sun (“Mr. Sun”) and Linkage Technologies International Holdings Limited, a company organized under the laws of the Cayman Islands (“Linkage,” and together with Mr. Tian and Mr. Sun, the “Stockholders”). This First Amendment amends that certain Stockholders’ Agreement dated as of December 4, 2009 by and among the Company and the Stockholders (the “Stockholders’ Agreement”). Capitalized terms used but not otherwise defined in this First Amendment have the meanings ascribed to them in the Stockholders’ Agreement.

RECITALS

A. In connection with that certain Business Combination Agreement dated as of December 4, 2009 by and among the Company, Linkage and the other parties thereto, the Company and the Stockholders entered into the Stockholders’ Agreement in order to, among other things, set forth certain covenants and agreements relating to voting and election matters. The Company and the Stockholders now desire to amend certain provisions of the Stockholders’ Agreement.

B. Section 10(l) of the Stockholders’ Agreement provides that the Stockholders’ Agreement may be amended with the written consent of the parties thereto.

NOW, THEREFORE, in consideration of the forgoing and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENT

1. Section 3(c) of the Stockholders’ Agreement is hereby amended and restated in its entirety to read as follows:

(c) For the avoidance of doubt, each of Mr. Tian and Mr. Sun may vote, and cause the voting of, his respective Voting Shares in favor of the election or re-election of himself to the Board. During the Voting Period, Mr. Tian and Mr. Sun agree to consult with each other, prior to any annual or special meeting of the stockholders of the Company or the execution of any written consent of the stockholders of the Company (as applicable), and attempt in good faith to agree on whether they shall vote their respective Voting Shares for or against, or abstain or withhold authority with respect to, all matters so submitted to the stockholders of the Company for their approval (except for the matters set forth in Sections 3(a) and (b) and the first sentence of this Section 3(c)) (each such matter, an “Other Matter”). If Mr. Tian and Mr. Sun fail to agree to vote their respective Voting Shares for or against, or abstain or withhold authority with respect to, any Other Matter after such consultation, then each of Mr. Tian and Mr. Sun agrees, during the Voting Period, to vote all of his Voting Shares for or against, or to abstain or withhold authority with respect to, such Other Matter in proportion to the votes for and against, and the abstentions and withholds, of the Other Shares (as defined below) (the “Proportionate Requirement”). Promptly following such consultation, and in any event no later than two (2) business days prior to the date of any meeting of the Company’s stockholders, Mr. Tian and Mr. Sun shall provide to the Company a written notice signed by both Mr. Tian and Mr. Sun indicating whether or not they have agreed how to vote their Voting Shares and, if they have so agreed, specifying the number of their Voting Shares to be allocated as votes for or against, or as abstentions or withholds with respect to, each Other Matter (the “Voting Notice”). If Mr. Tian and Mr. Sun do not provide a timely Voting Notice to the Company, all of their Voting Shares shall be voted in accordance with the Proportionate Requirement on all Other Matters. If Mr. Tian and Mr. Sun provide a Voting Notice that does not fully allocate all of their Voting Shares as votes for or against, or as abstentions or withholds with respect to, each Other Matter, such unallocated Voting Shares shall be voted in accordance with the Proportionate Requirement on such Other Matter. For purposes of this Agreement, “Other Shares” means all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, other than the Voting Shares.

2. Section 9 of the Stockholders’ Agreement is hereby amended and restated in its entirety to read as follows:

9.	TERM AND TERMINATION

The obligations of Mr. Sun and Mr. Tian under Sections 2 through 8 shall become effective as of the Closing and this Agreement shall continue in full force and effect until the earlier of (i) July 1, 2013, and (ii) the date on which either of Mr. Tian or Mr. Sun beneficially owns (as defined in accordance with Rule 13d-3 under the Exchange Act) less than 5% of the Voting Securities of the Company (the “Termination Date”). The obligations of Linkage under Sections 2 through 8 shall become effective as of the Closing and shall continue in full force and effect until the Linkage Termination Date.

3. This First Amendment, together with the Stockholders’ Agreement, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

4. Except as specifically modified herein, the Stockholders’ Agreement remains in full force and effect.

5. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

ASIAINFO-LINKAGE, INC.

By:	/s/ Steve Zhang
Name:	Steve Zhang
Its:	Chief Executive Officer

/s/ Edward Tian
Mr. Edward Tian

/s/ Libin Sun
Mr. Libin Sun

[SIGNATURE PAGE TO FIRST AMENDMENT TO STOCKHOLDERS’ AGREEMENT]